                                                                   EXHIBIT 10.11

                                  AMENDMENT TO
                              EMPLOYMENT AGREEMENT

                  AMENDMENT TO EMPLOYMENT AGREEMENT dated February 1, 1996, by and between Surge Components, Inc., a New York corporation, with its principal place of business at 1016 Grand Boulevard, Deer Park, New York 11729 (the "Company") and Steven J. Lubman residing at 12 Cather Avenue, Dix Hills, New York 11746 (the "Executive").

                              W I T N E S S E T H :

                  WHEREAS, the Company and the Executive entered into an employment agreement dated February 1, 1996 (the "Agreement"), and

                  WHEREAS, the Company, GDIS Acquisition Corp. ("GDIS") and Global Datatel, Inc. ("GDI") have entered into an Asset Purchase Agreement, dated December 8, 1999, pursuant to which GDIS will acquire substantially all of the assets of GDI (the "GDI Acquisition"), and

                  WHEREAS, under Section 3(d)(2) of the Asset Purchase Agreement the Company agreed to amend the Agreement in accordance with a letter agreement with the Executive, dated October 8, 1999, and

                  WHEREAS, the Company, Mail Acquisition Corporation, and MailEncrypt.com, Inc., have entered into a Merger Agreement and Plan of Reorganization, dated February 11, 2000 (the "Merger Agreement"), whereby MailEncrypt.com, Inc. will be merged with and into Mail Acquisition Corporation with Mail Acquisition Corporation as the surviving corporation (the "Mail Merger"), and

                  WHEREAS, a merger agreement between Surge and Superus provides for the reorganization (the "Reorganization") of the Company whereby the Company will be merged with and into a newly formed Delaware corporation ("Superus Holdings, Inc.") which shall be the successor (hereinafter, the "Company") to the Company and the assets of the Company will be held by a wholly-owned subsidiary of Superus Holdings, Inc. ("New Surge"), and

                  WHEREAS, under Section 1.5(b)(iii) of the Merger Agreement, New Surge is required to amend the Agreement.

                  NOW, THEREFORE, in consideration of the mutual premises and agreements contained herein and for other good and valuable consideration by each of the parties, the parties hereby agree as follows:

                  Section 1(b) of the Agreement will be amended to add the following sentences at the end of the Section:

                  "Commencing upon the execution of the Merger Agreement, Executive shall continue to serve as Vice-President, and Secretary of the Company and maintain day-to-day operational and managerial control over the Company's electronic components business.

                  "Subsequent to the Reorganization, the Executive will not be a member of the Board of Directors of Superus Holdings, Inc. and will be the Vice-President and Secretary and a director of New Surge, a wholly owned subsidiary of Superus Holdings, Inc., or such other name as the parties may agree."

                  Section 4 of the Agreement is amended to add Subsection (e) as follows:

                  "(e) Increases to Base Salary. In the event that any other employee of New Surge or any of its subsidiaries receives a base salary in excess of $200,000.00, the Executive's Base Salary shall be increased commensurately so that his Base Salary remains at all times as high or higher than that received by any other employee of New Surge or its subsidiaries. In addition, promptly following each anniversary of the Effective Time (as defined in the Merger Agreement), provided that Executive has elected to continue his employment for the succeeding year, the compensation committee of New Surge's Board of Directors shall review Executive's Base Salary and implement such increase, if any, as it shall determine is reasonable and appropriate; provided, however, that in the event any other employee of New Surge or any of its subsidiaries has received an increase to his or her base salary during the 12-month period preceding such review of Executive's Base Salary, the amount of the increase to Executive's Base Salary shall equal or exceed the amount of the greatest salary increase received by any such other person."

                  Section 12 of the Agreement is amended to read as follows:

                  "(a) If, at any time during the term of this Agreement: (i) a consolidation or merger of New Surge (other than in a consolidation or merger where New Surge is the surviving company); (ii) the sale, lease, conveyance or transfer of all or substantially all of the assets of New Surge; (iii) the liquidation or dissolution of New Surge; or (iv) a "change of control" as defined below, other than the GDI Acquisition and the Mail Merger, is proposed, or if (v) the nature of New Surge's business materially changes, including, but not limited to, if New Surge has insufficient funds to carry on its business; then New Surge will give Executive written notice of the proposed transaction or change, which notice shall contain the terms of the proposed transaction and the identities of the parties, at least thirty (30) days before the proposed transaction or change is to become effective (the "Notice Period").

                  (b) Within the Notice Period, Executive may exercise a right of first refusal to purchase, alone or in conjunction with Steven Lubman, all of the outstanding common stock of New Surge. That exercise may be effected by giving the Company notice of the Executive's exercise during the Notice period. Executive will pay a purchase price equal to: (x) in a proposed transaction as described in clauses (i), (ii) and (iv) in paragraph (a) above, the price that would have been paid under the proposed transaction by the third party; and, (y) in the event of a change as described in clause (iii) or (v) in paragraph (a) above, the fair market value of the stock. In the exercise of his right of first refusal pursuant to clause (y), Executive will provide the Company with an independent appraisal from a recognized commercial broker or appraisal firm and a fairness opinion stating that the proposed acquisition of New Surge, pursuant to the right of first refusal, is fair to the Company's shareholders.

                  (c) If at any time during the term of this Agreement, the Company proposes to make, or receives a firm commitment of an underwriter regarding, a public offering of its Class A Common Stock, Executive will receive a warrant to purchase, at a nominal value, up to 9.5% of the Class A Common Stock of the Company.

                  (d) Notwithstanding the foregoing, in the event that Executive voluntarily leaves the employment of New Surge at any time prior to a proposed transaction in subparagraph (a) becoming effective, the provisions of subparagraphs (b) and (c) above and subparagraph (e) below shall no longer be in effect and shall be null and void.

                  (e) In the event that a "change in control" occurs, as such term is defined below, at any time during the term of this Agreement, the Executive may, by written notice to the Company within sixty (60) days after the date of such change of control, elect to terminate his employment with the Company within sixty (60) days after such notice (the "Termination Date"). If the Executive elects to terminate his employment pursuant to this Section 12
(d), the Company shall pay the Executive, in addition to the remainder of his annual compensation, a "parachute payment," as such term is defined in Section 280G of the Internal Revenue Code of 1986, as amended, (the "Code") in an amount equal to 2.99 times the Executive's annual compensation and other remuneration and fringe benefits, if any. This amount shall be payable by the Company to the Executive in one lump sum payment within sixty (60) days of the Termination Date. The Executive shall be responsible for the payment of all income or excise taxes which may become due as a result of the Company's payment to him of any "excess parachute payments," as such phrase is defined in Section 280G of the Code. A "change in control" shall be deemed to occur when the Executive is not elected to the Board of Directors of New Surge and/or is not elected as an officer of New Surge. A change of control shall also result when there has been a change in the ownership following the Company's 1996 public offering, other than the GDI Acquisition and the Mail Merger, of at least twenty five percent (25%) of the issued and outstanding stock of the Company if such 25% is owned by a single person or a "group" as defined in Section 13 of the Securities Exchange Act of 1934, as amended, or such other persons who become such a group or otherwise act in concert, provided that any change of control set forth in this sentence shall only be considered a change of control if such person(s) or such group is acting in concert for purposes of changing or affecting the control and the direction of Company, and such issuance was not approved by the executive, and/or would result in a material change in the nature of New Surge's business."

                  Section 5(d) of the Agreement is hereby amended to read as follows:

"(d) New Surge shall continue to maintain on behalf of the Executive, the two existing life insurance policies: (i) a one million dollar ($1,000,000) key man life insurance policy, which names New Surge as the beneficiary, and (ii) a one million dollar ($1,000,000) split dollar key man life insurance policy, which names New Surge as the beneficiary of seven hundred thousand dollars ($700,000) and the Executive's choice of beneficiary as the beneficiary of three hundred thousand ($300,000) dollars."

                  Except as set forth herein, the Agreement, as amended, remains in full force and effect.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day of April 2000.


"EXECUTIVE"                             "COMPANY"

                                        SURGE COMPONENTS, INC.



 /s/Steven J.Lubman                     By: /s/Adam Epstein
----------------------                      -----------------------------------
Steven J. Lubman                            Adam Epstein, Chairman of the Board


ACCEPTED AND AGREED TO:
GLOBAL DATATEL, INC.


By: /s/Richard Baker
    ------------------------
    Richard Baker, President